Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 15th 2005, is entered into by and between Uni-Pixel, Inc., a Delaware corporation (“Uni-Pixel,” together with its subsidiaries, the “Company”), and James A. Tassone (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee desires to serve the Company as Chief Financial Officer of Uni-Pixel; and

WHEREAS, the Company desires to employ the Employee as Chief Financial Officer of Uni-Pixel.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1.             Term of Employment; Office and Duties.

(a)           Commencing on the date hereof, and for an initial term ending December 31, 2008, the Company shall employ the Employee as Chief Financial Officer of Uni-Pixel, with such duties and responsibilities consistent with such position as may from time to time be assigned to the Employee by the President of Uni-Pixel (the “President”).  The Employee agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement.  This Agreement may be renewed for an additional 1 year term, only upon the mutual written agreement of the Employee and the Company, at least 30 days prior to its expiration.  The period that the Employee serves as an employee of the Company pursuant to this Agreement, including as a result of any extension of the initial term ending December 31, 2008, shall be referred to as the “Employment Term.”

(b)           The Employee shall be required to devote his full business time and efforts to the business and affairs of the Company other than during vacations and periods of illness or incapacity.  The Employee shall be permitted to devote non-business time to:  (i) serve as a director or officer of any organization or entity that does not result in a violation of Section 5; (ii) deliver lectures or fulfill speaking engagements; or (iii) engage in charitable and community activities; provided, however, that the Employee must receive the President’s written consent prior to serving as a director or officer pursuant to clause (i).

2.             Compensation and Benefits.  For all services rendered by the Employee during the Employment Term, including, without limitation, any services as a director generally or member of the any committee of the Board or any subsidiary or division thereof, the Employee shall be compensated as follows:

(a)           Base Salary.  The Company shall pay the Employee a fixed base salary (“Base Salary”) of $145,000 per year.  The President and Board may periodically review the Employee’s Base Salary and may determine to adjust the Base Salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate.  Base Salary will be payable in accordance with the customary payroll practices of the Company. As part of the Employees compensation program the Company extends a $1000 a month Automobile allowance plus maintenance charges.

(b)           Bonus.  The Employee may be entitled to receive an annual bonus (“Annual Bonus”) for each fiscal year payable subsequent to the issuance of final audited financial statements for such fiscal year in the sole discretion of the Board in an amount as determined by the Compensation Committee of the Board.  The targeted amount of any Annual Bonus shall be 30% of the then-current Base Salary, although an Annual Bonus for any given period may be higher or lower than 30%.

(c)           Fringe Benefits.

(i)            The Employee shall be entitled to participate in such employee benefit and other compensatory or non-compensatory plans that are available to similarly situated executives of the Company, which may include disability, health, dental and life insurance plans, option and bonus plans and other fringe benefit plans or programs, including a 401(k) retirement plan, of the Company established from time to time by the Board, subject to the rules and regulations applicable thereto.

(ii)           Notwithstanding anything in Section 2(c)(i) to the contrary, contemporaneous with the execution of this Agreement, the Employee will be granted a non-qualified stock option (the “Employment Option”) to purchase 200,000 shares of Uni-Pixel’s common stock, par value $.001 per share (the “Common Stock”), with an exercise price of $4.00 per share, pursuant to Uni-Pixel’s 2005 Stock Incentive Plan and the Employee will execute any award agreement or other documents required by the Company to evidence such grant.  33.33% of the 200,000 options shall vest on April 19, 2006; an additional 33.33% of such options shall vest on April 19, 2007 and an additional 33.33% of such options shall vest on April 19, 2008; provided, however, that in the event (A) of a Change in Control or (B) the Employee’s employment is terminated by (I) the Company without Cause pursuant to Section 4(d) or (II) the Employee for Good Reason pursuant to Section 4(e), all options that would have otherwise vested within the 12 months following the date of such event shall accelerate and immediately vest and become exercisable in full on the earliest of the date of the Change in Control or the date of the Employee’s termination pursuant to Sections 4(b) and (c), as applicable.  The remaining options shall vest or terminate as otherwise set forth in the award agreement or other applicable document.  The term of the Employment Option will be 10 years from the date of grant.

(iii)          For purposes of this Agreement, a “Change in Control” shall mean:

(A)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended

(the “Exchange Act”)) (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of (I) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”), or (II) the combined voting power of the then-outstanding voting securities of Uni-Pixel generally entitled to vote in the election of directors (the “Outstanding Company Voting Securities”) regardless of whether such acquisition is as a result of the issuance of securities by Uni-Pixel to such Person, by such Person acquiring such shares publicly or in private sales (or in any combination of acquisitions or public or private sales or both), or otherwise; provided, however, that the following shall not constitute a Change in Control:  (a) any issuance or acquisition of securities of Uni-Pixel whereby the Employee (including his affiliates) reaches or exceeds such 25% threshold, or (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Uni-Pixel or any entity controlled by Uni-Pixel;

(B)           approval by the stockholders of Uni-Pixel of a reorganization, merger, consolidation or other business combination (collectively, a “Business Combination”), unless following such Business Combination more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination and the combined voting power of the then-outstanding voting securities of such entity generally entitled to vote in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and

(C)           (I) approval by the stockholders of Uni-Pixel of a complete liquidation or dissolution of Uni-Pixel or (II) the first to occur of (a) the sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Uni-Pixel, or (b) the approval by the stockholders of Uni-Pixel of any such sale or disposition.

(d)           Withholding and Employment Tax.  Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer to an employee.

(e)           Disability.  The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with disability insurance benefits of at least 40% of his gross Base Salary per month.  In the event of the Employee’s Disability (as hereinafter defined), the Employee and his family shall continue to be covered by all of the Company’s employee welfare benefit plans described under Section 2(c), at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost or may, by law, be provided, for the lesser of the term of such Disability and 24 months, in accordance with the terms of such plans.

(f)            Death.  The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with life insurance benefits in the amount of at least $1,000,000.  In the event of the Employee’s death, the Employee’s family shall continue to be covered by all of the Company’s employee welfare benefit plans described under Section 2(c), at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost or may, by law, be provided, for 12 months following the Employee’s death in accordance with the terms of such plans.

(g)           Vacation.  The Employee shall receive 4 weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.

3.             Business Expenses.  The Company shall pay or reimburse the Employee for all reasonable travel, business and entertainment expenses incurred by or necessary for the Employee to perform his duties under this Agreement in accordance with such policies and procedures as the Company may from time to time establish for senior officers and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.

4.             Termination of Employment.  Notwithstanding any other provision of this Agreement, the Employee’s employment with the Company may be terminated as set forth below:

(a)           Termination by Mutual Agreement.  The Employee’s employment with the Company may be terminated at anytime by, and upon the terms and conditions of, a mutual written agreement between the parties.

(b)           Termination for Cause.  The Employee’s employment with the Company may be terminated by the Company for Cause.  The date of termination for Cause shall be the date the Company sends the Employee a written notice to such effect specifying the reason(s) for the termination for Cause.  For purposes of this Agreement, “Cause” shall mean any one of the following: (i) arrest of the Employee for committing a felony or crime or moral turpitude; (ii) the Employee having committed acts or omissions constituting gross negligence or willful or wanton misconduct with respect to the Company; (iii) the Employee having committed any act of fraud, embezzlement or misappropriation involving the Company; (iv) the Employee having committed a material act of dishonesty in connection with his employment as determined by the Board; (v) the Employee having intentionally engaged in any activity that the Employee knows or has reason to know is in conflict with or materially adverse to the interests of the Company; (vi) the Employee having committed acts or omissions constituting a material breach of this Agreement; or (vii) the Employee having committed any willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule relating to or affecting the Company, including without limitation (A) if the Employee has undertaken to provide any chief executive officer or principal executive officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), without taking reasonable and appropriate steps to determine whether or not the certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act, or (B) if the Employee fails to establish and administer effective systems and controls necessary for Uni-Pixel to timely and accurately file reports pursuant to Section 13 or 15(d) of the Exchange Act.  In the event of any termination under this Section 4(b), the Company shall pay all amounts of Base Salary then due to the Employee under Section 2(a) up to the payroll period worked but for which payment had not yet been made up to the date of termination (but expressly excluding any bonuses or other incentive compensation).

The Company shall have no further obligations to the Employee under this Agreement (including no obligation with respect to bonuses or other incentive compensation), and any and all stock options granted to the Employee shall terminate according to their terms of grant.

(b)           Termination for Disability.  The Employee’s employment with the Company may be terminated by the Company in the event of the Employee’s Disability.  The date of termination for Disability shall be the date the Company sends the Employee a written notice to such effect.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee, in the reasonable judgment of a physician appointed by the Board, to perform his duties of employment because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 150 days in any 365-day period or for any period of 90 consecutive days.  In the event of any termination under this Section 4(b), the Company shall (i) pay by the next payroll period all amounts then due to the Employee under Section 2(a) up to the payroll period worked but for which payment had not yet been made up to the date of termination (including bonuses then-earned or owing), and (ii) comply with its obligations under Section 2(e).

(c)           Termination upon Death.  The Employee’s employment with the Company automatically terminates on the Employee’s death.  In the event of the Employee’s death (i) the Company will continue to pay the Employee’s heirs or beneficiaries his Base Salary for 6 months following the date of termination (on regular payroll dates) and (ii) on the date of termination all options that would have otherwise vested within the 12 months following the date of the Employee’s death shall accelerate and immediately vest and become exercisable in full.  Such options may be exercised for the longer of (i) 12 months from the date of the Employee’s death and (ii) the exercise term of each relevant option grant.  In addition, in the event of the Employee’s death, the Company shall (i) pay by the next payroll period all amounts then due to the Employee under Section 2(a) up to the payroll period worked but for which payment had not yet been made up to the date of termination (including bonuses then-earned or owing), and (ii) comply with its obligations under Section 2(f).

(d)           Termination without Cause.  The Employee’s employment with the Company may be terminated by the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall continue to pay to the Employee the Base Salary (on regular payroll dates) for six months from the date of termination (the “Termination Payments”) plus any bonuses then-earned or owing on the date of termination.   On the date of termination, all options that would have otherwise vested within the 12 months following the date of termination shall accelerate and immediately vest and become exercisable in full.  Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant.  Finally, during any period in which Termination Payments are required to be paid, the Company shall continue the benefits for the Employee and his family provided for under Section 2 at no cost to the Employee.

(e)           Termination by the Employee for Good Reason. The Employee’s employment with the Company may be terminated by the Employee for Good Reason. “Good Reason” shall be deemed to exist: (i) if the Employee is assigned any duties materially inconsistent with the duties or responsibilities contemplated by this Agreement; (ii) if the

Company shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice by the Employee to the Company of such non-compliance; (iii) upon a Change in Control; or (iv) if the Company requires that the Employee be based at any location other than Austin, Texas or Houston, Texas (or the suburban area of either).  In the event of any termination under this Section 4(e), the Company shall pay the Termination Payments plus any bonuses then-earned or owing on the date of termination to the Employee in the same amount and manner as under Section 4(d).  On the date of termination, all options that would have otherwise vested within the 12 months following the date of termination shall accelerate and immediately vest and become exercisable in full.  Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant.  Finally, during any period in which Termination Payments are required to be paid, the Company shall continue the benefits for the Employee and his family provided for under Section 2 at no cost to the Employee.

5.             Non-Competition.  During the Employment Term and for two years following termination of the Employee’s employment with the Company for any reason, the Employee shall not, within any state in which the Company or any subsidiary of the Company is duly qualified to do business or in any state in which the Company is then providing services or marketing its services (or engaged in active discussions to provide such services), or within a 100 mile radius of any such state, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, advise, or in any manner engage in any business engaged in by the Company or for which the Company is developing (or engaged in active discussions to develop) a product or service, whether as an officer, director, stockholder, consultant, investor, agent or otherwise (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing).  Passive investments in less than 5% of the outstanding securities of any entity subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, shall not be prohibited by this Section 5.  The provisions of this Section 5 are subject to the provisions of Section 14.

6.             Inventions and Confidential Information.  The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets and confidential information.  The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company.  The unauthorized disclosure of this information and knowledge to competitors would be beneficial to such competitors and detrimental to the Company, as would the disclosure of non-public information about the marketing practices, pricing practices, costs, profit margins, design specifications, development and business plans, analytical techniques and similar items of the Company.  The Employee acknowledges that specific proprietary information and non-public data obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company.  By reason of his being a senior executive of the Company, the Employee has or will have access to, and has obtained or will obtain, trade secrets and confidential information about the Company’s operations, which operations extend throughout the United States.  Therefore, subject to the provisions of Section 14, the Employee hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(a)           During the Employment Term and for three years following termination of the Employee’s employment with the Company for any reason, the Employee will not use, disclose to others, or publish or otherwise make available to any other party (other than in furtherance of his obligations hereunder) any non-public or confidential business information about the business and affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, inventions and other confidential information acquired by him in the course of his past or future services for the Company during the Employment Term.  The Employee agrees to hold as the Company’s property all books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, relating to the Company’s business and affairs conducted by him as President of Uni-Pixel, whether made by him or otherwise coming into his possession or control, and on termination of his employment, or upon demand of the Company, at any time after termination of his employment, to deliver the same to the Company.

(b)           During the Employment Term and for 18 months following termination of the Employee’s employment with the Company for any reason, the Employee will not (i) directly or indirectly, including through an entity or agent, induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ, (ii) hire, cause to be hired or induce a third party to hire, any such employee (unless the Board shall have authorized such employment and the Company shall have consented thereto in writing) or in any way materially interfere with the relationship between the Company and any employee thereof, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease or otherwise limit doing business with the Company or in any way materially interfere to the detriment of the Company with the relationship between any such customer, supplier, licensee or business relation of the Company.

7.             Indemnification.  The Company will indemnify (and advance the costs of defense of) the Employee (and his legal representatives) to the fullest extent permitted by the laws of the state in which Uni-Pixel is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of Uni-Pixel, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Employee, and the Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its employees, officers and directors, against all judgments, damages, claims, liabilities, costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an employee, officer or director of Uni-Pixel or any of its subsidiaries except that Uni-Pixel shall have no obligation to indemnify the Employee for liabilities resulting from conduct of the Employee with respect to which a court of competent jurisdiction has made a final non-appealable determination that the Employee committed gross negligence or willful misconduct (whether in his capacity as an employee or director) or would not, by law, be entitled to indemnity.

8.             Litigation Expenses.  In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such litigation or proceeding results in final judgment or order in favor of the Employee, which judgment or order is substantially inconsistent with the positions asserted by the Company in such litigation or proceeding, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys’ fees and expenses.

9.             Consolidation; Merger; Sale of Assets; Change of Control.  Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture expressly assumes in writing this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Employee and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

10.           Survival of Obligations.  Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

11.           Employee’s Representations.  The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to, or bound by, any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms.  The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12.           Company’s Representations.  The Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound, and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

13.           Enforcement.  Because the Employee’s services are unique and because the Employee has access to confidential information concerning the Company, the parties hereto agree that money damages shall not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement that cannot be compensated with monetary damages, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

14.           Severability.  In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.  In furtherance and not in limitation of the foregoing, the Company and the Employee each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

15.           Entire Agreement; Amendment.  This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof.  This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.  No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

16.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a) To the Company:	(b) To the Employee:

Uni-Pixel, Inc.	James A. Tassone
11940 Jollyville Rd., Suite 200N
Austin, Texas 77004
Facsimile:
Facsimile:

With a copy to:	With a copy to:

Facsimile:	Facsimile:

and/or to such other persons and addresses as any party shall have specified in writing to the other.

17.           Assignability.  This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.  In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

18.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Texas without regard to conflict of laws principles.

19.           Waiver and Further Agreement.  Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

20.           Headings of No Effect.  The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

COMPANY:

UNI-PIXEL, INC.

By:
Name:
Title:

EMPLOYEE:

James A. Tassone